Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2025 Financial Results

Addison, Texas – April 21, 2025 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company," "we," "us," or "our"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended March 31, 2025. The Company's net income available to common shareholders was $8.6 million, or $0.76 per basic share, for the quarter ended March 31, 2025, compared to $10.0 million, or $0.88 per basic share, for the quarter ended December 31, 2024 and $6.7 million, or $0.58 per basic share, for the quarter ended March 31, 2024. Return on average assets and average equity for the first quarter of 2025 were 1.13% and 10.83%, respectively, compared to 1.27% and 12.68%, respectively, for the fourth quarter of 2024 and 0.85% and 8.93%, respectively, for the first quarter of 2024. The decrease in earnings during the first quarter of 2025 compared to the fourth quarter of 2024 was primarily due to higher noninterest expense and lower noninterest income. The increase in earnings in the first quarter of 2025 compared to the first quarter of 2024 was primarily due to an increase in net interest income in the current quarter compared to the prior year quarter.

"We had nice earnings and net interest margin results to begin 2025. Earnings increased $2.0 million from the first quarter of 2024, while net interest margin (on a fully taxable equivalent basis) continued to improve, increasing from 3.16% in the prior year first quarter to 3.70% in the first quarter of 2025. Our core deposits are stable and grew slightly during the period. Asset quality remains strong, as nonperforming assets to total assets is only 0.15% at the end of the quarter. Both liquidity and capital remain at high levels. We continued to improve shareholder value through repurchases of Company stock during the quarter and we increased our quarterly dividend from $0.24 in the prior quarter to $0.25 in the current quarter. There is certainly volatility in the markets right now, but so far we're not seeing any material negative impacts on our projections and modeling of results for the year for our Company," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Good Earnings and Improving NIM. Earnings were good in the first quarter, driven primarily from higher net interest margin. Net interest margin, on a fully taxable equivalent basis, has continued to improve from 3.16% in the first quarter of 2024 to 3.54% in the fourth quarter of 2024 and 3.70% in the first quarter of 2025. The improvements have resulted primarily from a decrease in deposit costs, while earning assets have continued to reprice upward.
•
Strong Asset Quality. During the quarter, we resolved and sold the $1.2 million of remaining other real estate owned ("ORE") that was on our balance sheet at year-end 2024, with a minimal loss on sale of $184,000. Nonperforming assets as a percentage of total assets were 0.15% at March 31, 2025, compared to 0.16% at December 31, 2024 and 0.68% at March 31, 2024. Net charge-offs (annualized) to average loans were 0.02% for the quarter ended March 31, 2025, compared to 0.00% for the quarter ended December 31, 2024, and 0.02% for the quarter ended March 31, 2024.

We continue to maintain a granular loan portfolio. As of March 31, 2025, we had 10,951 total active loans with an average loan balance of $193,135. In our commercial real estate ("CRE") portfolio, we had 995 active loans with an average balance of $923,282 and our 1-4 family real estate portfolio had 2,789 loans with an average balance of $181,126.

There was a reversal of the provision for credit losses of $300,000 during the first quarter due to the decreases in our outstanding loan balances. With the current market and economic uncertainties, there were minimal changes to our qualitative factors during the first quarter, which continue to remain at elevated levels. Once there is more economic clarity and stability, we anticipate reductions to our qualitative factors and potential for additional reverse provisions.

•
Granular and Consistent Core Deposit Base. As of March 31, 2025, we have 91,105 total deposit accounts with an average account balance of $29,684. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits increased by $12.2 million during the first quarter. DDA balances increased $11.5 million, and savings and MMDA balances increased $19.6 million, while time deposits decreased $18.9 million. Excluding public funds and bank-owned accounts, our uninsured deposits as of March 31, 2025 were 26.7% of total deposits.

Interest rates paid on deposits during the quarter continued to decrease, primarily due to repricing of certificates of deposit.. Our average cost of interest-bearing deposits decreased 24 basis points during the quarter from 3.07% in the prior quarter to 2.83% in the current quarter. Our average cost of total deposits for the first quarter of 2025 decreased 15 basis points from 2.11% in the prior quarter to 1.96%†. As of March 31, 2025, noninterest-bearing deposits represent 31.3% of total deposits.

•
Healthy Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. During the first quarter of 2025, we repurchased 127,537 shares of our common stock, or 1.12% of average shares outstanding during the period, at an average price of $40.56 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 19.8% as of March 31, 2025, compared to 10.6% as of March 31, 2024.

Our total available contingent liquidity, net of current outstanding borrowings, was $1.3 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average quarterly assets as of March 31, 2025 was 10.5%. If we had to recognize our entire unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 9.8%†, which we believe represents a strong capital level under regulatory requirements.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the first quarter of 2025 and 2024 was $26.7 million and $23.6 million, respectively, an increase of $3.1 million, or 13.3%. The increase in net interest income resulted from a decrease in interest expense of $3.6 million, or 21.0%, compared to the prior year quarter, which was partially offset by a decrease in interest income of $469,000, or 1.2%, from the same quarter in the prior year. The decreases in both interest income and expense resulted primarily from a 100 basis point interest rate reduction by the Federal Reserve in late 2024 and from lower outstanding loan balances in the current quarter. We also had $1.9 million in interest expense on FHLB advances during the first quarter of 2024, which we did not have in the current quarter. Our noninterest-bearing deposits to total deposits were 31.3% and 31.5% as of March 31, 2025 and 2024, respectively.

Net interest margin, on a fully taxable equivalent ("FTE") basis, for the first quarter of 2025 and 2024 was 3.70% and 3.16%, respectively. Net interest margin, on an FTE basis, increased 54 basis points due to a 10 basis point increase in interest-earning asset yield and further improved by a 58 basis point decrease in the cost of interest-bearing liabilities during the first quarter of 2025. The increase in interest-earning asset yields was due primarily to an increase in yield on the loan portfolio from 6.21% to 6.38%, or 17 basis points, along with 65 and five basis point increases in the yields on AFS and HTM securities, respectively. The weighted average yield on $86.7 million in new loans originated in the first quarter was 7.45%. The decrease in the average cost of interest-bearing liabilities was due primarily to a decrease in the cost of interest-bearing deposits from 3.25% to 2.83%, a change of 42 basis points, in the first quarter of 2025 compared to the same period in 2024, as well no interest expense for FHLB advances in the current quarter, compared to $1.9 million in interest expense at a rate of 5.45% in the prior year quarter.

Net interest income, before the provision for credit losses, increased $505,000, or 1.9%, from $26.2 million in the fourth quarter of 2024 to $26.7 million in the first quarter of 2025. The increase in net interest income resulted primarily from a decrease in interest expense of $1.5 million, or 9.9%, which was partially offset by a $979,000, or 2.4%, decrease in interest income. The decrease in interest income was due to a four basis point decrease in average yield and a $7.6 million decrease in the average balance of loans between periods. The decrease in interest expense was due to repricing of certificates of deposit.

Net interest margin, on an FTE basis, increased from 3.54% for the fourth quarter of 2024 to 3.70% for the first quarter of 2025, an increase of 16 basis points. The increase in net interest margin, on an FTE basis, was primarily due to a $12.7 million, or 0.4%, decrease in total interest-earning assets and the $505,000, or 1.9%, increase in net interest income between periods.

We recorded a reversal of the provision for credit losses of $300,000 during the first quarter of 2025, compared to a $250,000 reversal made in the fourth quarter of 2024 and a total reversal of provision for credit losses in 2024 of $2.2 million. The reversal of the provision for credit losses resulted from a decline in gross loan balances of $23.0 million during the first quarter of 2025. As of March 31, 2025 and December 31, 2024, our allowance for credit losses as a percentage of total loans was 1.32% and 1.33%, respectively.

Noninterest income decreased $225,000, or 4.3%, in the first quarter of 2025 to $5.0 million, compared to $5.3 million for the first quarter of 2024. The decrease from the same quarter in 2024 was primarily due to $499,000 in recoveries made on three SBA loans during the first quarter of 2024 which were not present in the first quarter of 2025, a decrease on the gain on sale of loans of $132,000, or 48.5%, along with a $17,000, or 41.5%, decrease in mortgage fee income compared to the same quarter in the prior year. Those decreases were partially offset by a $421,000, or 24.7%, increase in merchant and debit card fees in the first quarter of 2025 compared to the first quarter of 2024, due to a MasterCard bonus payment of $400,000 received during the first quarter of 2025.

Noninterest income in the first quarter of 2025 decreased by $693,000, or 12.1%, from $5.7 million in the fourth quarter of 2024. The decrease was primarily due to a decrease in other noninterest income of $858,000, or 57.9%. $651,000 of this difference resulted from a gain of $467,000 on the sale of the commercial ORE property in Austin, Texas during the fourth quarter of 2024 and a $184,000 loss on the sale of an ORE property in Fort Worth during the first quarter of 2025. Additionally, rental income decreased by $151,000 in the current quarter, also associated with the sale of commercial ORE property in Austin. Net realized gain on sale of mortgage and SBA loans also decreased $100,000, or 41.7%, from $240,000 in the fourth quarter of 2024. These decreases were partially offset by an increase in merchant and debit card fees of $352,000, or 19.8%.

Noninterest expense increased $517,000, or 2.5%, in the first quarter of 2025 to $21.2 million, compared to $20.7 million for the first quarter of 2024. The increase in noninterest expense in the first quarter of 2025 was driven primarily by a $426,000, or 15.5%, increase in occupancy expenses compared to the prior year quarter, which consisted of $216,000 related to ATM servicing and contracts, an increase in depreciation expense of $95,000 driven by completion of our new full service location in Georgetown, Texas and an increase in other building-related expenses of $137,000 from the first quarter of 2024. The remainder of the increase in noninterest expense was due to a $288,000, or 5.2%, increase in other noninterest expense, which was mainly attributable to a $152,000, or 25.0%, increase in ATM and debit card processing expenses and a $135,000, or 8.2%, increase in software and technology expense compared to the first quarter of 2024. These increases were partially offset by a $197,000, or 1.6%, decrease in employee compensation and benefits in the first quarter of 2025 compared to the same quarter of the prior year.

Noninterest expense increased $1.3 million, or 6.7%, in the first quarter of 2025, from $19.9 million for the quarter ended December 31, 2024. The increase resulted from a $1.2 million, or 10.8%, increase in employee compensation and benefits during the first quarter of 2025 compared to the fourth quarter of 2024. The Company funds its executive incentive retirement plan contributions in the first quarter of each year, which accounted for $300,000 of the increase in the current quarter. Other increases were due to additional bonus related payroll taxes of $275,000 that were not present in the fourth quarter and additional bonus accrual of $175,000 in the current quarter compared to the fourth quarter of 2024. Finally, the Company is partially self-insured for employee healthcare benefits. Due to fewer than anticipated claims and actual costs, related expense accruals were reduced in the fourth quarter of 2024, accounting for $446,000 of the total change compared to the first quarter of 2025. These increases in employee related costs were partially offset by decreases in salary expense of $134,000 compared to the fourth quarter of 2024.

The Company’s efficiency ratio in the first quarter of 2025 was 66.78%, compared to 71.74% in the prior year quarter and 62.23% in the fourth quarter of 2024.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.15 billion at March 31, 2025, compared to $3.12 billion at December 31, 2024 and $3.13 billion at March 31, 2024.

Gross loans decreased by $23.0 million, or 1.1%, during the quarter resulting in a gross loan balance of $2.11 billion at March 31, 2025, compared to $2.13 billion at December 31, 2024. The decline in loans resulted primarily from lower demand from potential borrowers as they seek greater economic certainty before starting new projects.

Gross loans decreased $157.1 million, or 6.9%, from $2.27 billion at March 31, 2024. The decrease in gross loans during the year resulted from tightened credit underwriting standards and loan terms, strategic non-renewal decisions and fewer borrower requests in response to higher interest rates and project costs.

Total deposits increased by $12.2 million, or 0.5%, to $2.70 billion at March 31, 2025, compared to $2.69 billion at December 31, 2024. The increase in deposits during the first quarter of 2025 compared to the fourth quarter of 2024 was the result of an increase in interest-bearing deposits of $3.9 million and an increase in noninterest-bearing deposits of $8.3 million. Total deposits increased $76.5 million, or 2.9%, from $2.63 billion at March 31, 2024. The increase in deposits during past 12 months resulted primarily from an increase in interest-bearing deposits of $59.6 million and an increase in noninterest-bearing deposits of $16.9 million.

Nonperforming assets as a percentage of total loans were 0.23% at March 31, 2025, compared to 0.23% at December 31, 2024 and 0.94% at March 31, 2024. Nonperforming assets as a percentage of total assets were 0.15% at March 31, 2025, compared to 0.16% at December 31, 2024, and 0.68% at March 31, 2024. The Bank's nonperforming assets consist primarily of ORE and nonaccrual loans. The decrease in nonperforming assets compared to the prior quarter was primarily due to the resolution and sale of an ORE property in Austin, Texas during the fourth quarter of 2024, and the resolution and sale of a single family ORE property during the first quarter of 2025.

Total equity was $325.8 million at March 31, 2025, compared to $319.1 million at December 31, 2024 and $305.9 million at March 31, 2024. The increase in total equity compared to the prior quarter resulted primarily from net income of $8.6 million, $4.7 million of other comprehensive income related to improvements in unrealized losses on our investment securities, and $1.3 million related to the exercise of stock options during the first quarter of 2025. These were partially offset by $5.2 million in treasury stock repurchases and $2.8 million in dividends paid during the first quarter of 2025.

	As of
	2025	2024
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$50,080	$47,417	$50,623	$45,016	$43,872
Federal funds sold	163,375	94,750	108,350	40,475	24,300
Interest-bearing deposits	4,358	3,797	3,973	4,721	4,921
Total cash and cash equivalents	217,813	145,964	162,946	90,212	73,093
Securities available for sale	362,647	340,304	277,567	242,662	228,787
Securities held to maturity	305,153	334,732	341,911	347,992	363,963
Loans held for sale	150	143	770	871	874
Loans, net	2,079,864	2,102,565	2,107,597	2,185,247	2,234,012
Accrued interest receivable	10,764	12,016	10,927	12,397	11,747
Premises and equipment, net	55,108	56,010	56,964	57,475	56,921
Other real estate owned	—	1,184	15,184	15,184	14,900
Cash surrender value of life insurance	43,136	42,883	42,623	42,369	42,119
Core deposit intangible, net	888	994	1,100	1,206	1,312
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	45,478	46,599	47,356	53,842	67,550
Total assets	$3,153,161	$3,115,554	$3,097,105	$3,081,617	$3,127,438
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$845,723	$837,432	$839,567	$820,430	$828,861
Interest-bearing	1,858,617	1,854,735	1,829,347	1,805,732	1,798,983
Total deposits	2,704,340	2,692,167	2,668,914	2,626,162	2,627,844
Securities sold under agreements to repurchase	47,702	31,075	31,164	25,173	39,058
Accrued interest and other liabilities	33,362	31,320	33,849	32,860	33,807
Federal Home Loan Bank advances	—	—	—	45,000	75,000
Subordinated debentures	41,951	41,918	43,885	43,852	45,819
Total liabilities	2,827,355	2,796,480	2,777,812	2,773,047	2,821,528

Equity attributable to Guaranty Bancshares, Inc.	325,247	318,498	318,784	308,043	305,371
Noncontrolling interest	559	576	509	527	539
Total equity	325,806	319,074	319,293	308,570	305,910
Total liabilities and equity	$3,153,161	$3,115,554	$3,097,105	$3,081,617	$3,127,438

	Quarter Ended
	2025	2024
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
STATEMENTS OF EARNINGS
Interest income	$40,283	$41,262	$40,433	$40,713	$40,752
Interest expense	13,557	15,041	16,242	16,833	17,165
Net interest income	26,726	26,221	24,191	23,880	23,587
Reversal of provision for credit losses	(300)	(250)	(500)	(1,200)	(250)
Net interest income after reversal of provision for credit losses	27,026	26,471	24,691	25,080	23,837
Noninterest income	5,033	5,726	5,154	4,599	5,258
Noninterest expense	21,209	19,880	20,678	20,602	20,692
Income before income taxes	10,850	12,317	9,167	9,077	8,403
Income tax provision	2,227	2,309	1,788	1,654	1,722
Net earnings	$8,623	$10,008	$7,379	$7,423	$6,681
Net loss attributable to noncontrolling interest	17	9	18	12	7
Net earnings attributable to Guaranty Bancshares, Inc.	$8,640	$10,017	$7,397	$7,435	$6,688

PER COMMON SHARE DATA
Earnings per common share, basic	$0.76	$0.88	$0.65	$0.65	$0.58
Earnings per common share, diluted	0.75	0.87	0.65	0.65	0.58
Cash dividends per common share	0.25	0.24	0.24	0.24	0.24
Book value per common share - end of quarter	28.64	27.86	27.94	26.98	26.47
Tangible book value per common share - end of quarter(1)	25.73	24.96	25.03	24.06	23.57
Common shares outstanding - end of quarter(2)	11,356,960	11,431,568	11,408,908	11,417,270	11,534,960
Weighted-average common shares outstanding, basic	11,404,255	11,422,063	11,383,027	11,483,091	11,539,167
Weighted-average common shares outstanding, diluted	11,487,130	11,490,834	11,443,324	11,525,504	11,598,239

PERFORMANCE RATIOS
Return on average assets (annualized)	1.13%	1.27%	0.96%	0.95%	0.85%
Return on average equity (annualized)	10.83	12.68	9.58	9.91	8.93
Net interest margin, fully taxable equivalent (annualized)(3)	3.70	3.54	3.33	3.26	3.16
Efficiency ratio(4)	66.78	62.23	70.47	72.34	71.74

(1) See Non-GAAP Reconciling Tables.
(2) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

(3) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2025	2024
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$226,819	$254,702	$245,738	$264,058	$269,560
Real estate:
Construction and development	225,051	218,617	213,014	231,053	273,300
Commercial real estate	866,891	866,684	866,112	899,120	906,684
Farmland	139,455	147,191	169,116	180,126	180,502
1-4 family residential	534,991	529,006	524,245	526,650	523,573
Multi-family residential	51,249	51,538	54,158	47,507	44,569
Consumer	50,434	51,394	52,530	53,642	54,375
Agricultural	12,634	11,726	11,293	12,506	12,418
Overdrafts	637	279	331	335	276
Total loans(1)(2)	$2,108,161	$2,131,137	$2,136,537	$2,214,997	$2,265,257

	Quarter Ended
	2025	2024
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$28,290	$28,543	$29,282	$30,560	$30,920
Loans charged-off	(145)	(281)	(272)	(115)	(310)
Recoveries	20	278	33	37	200
Reversal of provision for credit losses	(300)	(250)	(500)	(1,200)	(250)
Balance at end of period	$27,865	$28,290	$28,543	$29,282	$30,560

Allowance for credit losses / period-end loans	1.32%	1.33%	1.34%	1.32%	1.35%
Allowance for credit losses / nonperforming loans	585.9	758.6	560.2	470.4	496.0
Net charge-offs / average loans (annualized)	0.02	0.00	0.04	0.01	0.02

NONPERFORMING ASSETS
Nonaccrual loans	$4,756	$3,729	$5,095	$6,225	$6,161
Other real estate owned	—	1,184	15,184	15,184	14,900
Repossessed assets owned	22	22	154	331	236
Total nonperforming assets	$4,778	$4,935	$20,433	$21,740	$21,297

Nonaccrual loans as a percentage of total loans(1)(2)	0.23%	0.17%	0.24%	0.28%	0.27%

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.23%	0.23%	0.96%	0.98%	0.94%
Total assets	0.15	0.16	0.66	0.71	0.68

(1) Excludes outstanding balances of loans held for sale of $150,000, $143,000, $770,000, $871,000, and $874,000 as of March 31, 2025, and December 31, September 30, June 30 and March 31, 2024, respectively.

(2) Excludes net deferred loan fees of $432,000, $282,000, $397,000, $468,000, and $685,000 as of March 31, 2025, and December 31, September 30, June 30 and March 31, 2024, respectively.

	Quarter Ended
	2025	2024
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$1,086	$1,142	$1,165	$1,098	$1,069
Net realized gain on sale of loans	140	240	252	227	272
Fiduciary and custodial income	668	661	542	657	649
Bank-owned life insurance income	254	258	255	250	251
Merchant and debit card fees	2,127	1,775	1,817	2,122	1,706
Loan processing fee income	110	131	102	136	118
Mortgage fee income	24	37	46	43	41
Other noninterest income	624	1,482	975	66	1,152
Total noninterest income	$5,033	$5,726	$5,154	$4,599	$5,258

NONINTEREST EXPENSE
Employee compensation and benefits	$12,240	$11,048	$11,586	$11,723	$12,437
Occupancy expenses	3,173	3,123	3,026	2,924	2,747
Legal and professional fees	806	716	775	841	772
Software and technology	1,777	1,733	1,649	1,653	1,642
Amortization	140	142	142	142	143
Director and committee fees	187	185	188	198	200
Advertising and promotions	189	267	239	208	169
ATM and debit card expense	761	819	791	785	609
Telecommunication expense	147	153	178	159	173
FDIC insurance assessment fees	351	320	359	365	360
Other noninterest expense	1,438	1,374	1,745	1,604	1,440
Total noninterest expense	$21,209	$19,880	$20,678	$20,602	$20,692

	Quarter Ended March 31,
	2025			2024
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,118,783	$33,316	6.38%	$2,299,177	$35,491	6.21%
Securities available for sale	351,404	3,545	4.09	216,298	1,851	3.44
Securities held to maturity	320,493	2,087	2.64	393,394	2,533	2.59
Nonmarketable equity securities	17,144	117	2.77	24,438	248	4.08
Interest-bearing deposits in other banks	111,947	1,218	4.41	45,672	629	5.54
Total interest-earning assets	2,919,771	40,283	5.60	2,978,979	40,752	5.50
Allowance for credit losses	(28,084)			(30,879)
Noninterest-earning assets	217,157			230,829
Total assets	$3,108,844			$3,178,929
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,847,115	$12,877	2.83%	$1,789,119	$14,459	3.25%
Advances from FHLB and fed funds purchased	—	—	—	141,593	1,920	5.45
Line of credit	156	3	7.80	841	18	8.61
Subordinated debt	41,930	442	4.28	45,797	517	4.54
Securities sold under agreements to repurchase	43,692	235	2.18	41,271	251	2.45
Total interest-bearing liabilities	1,932,893	13,557	2.84	2,018,621	17,165	3.42
Noninterest-bearing liabilities:
Noninterest-bearing deposits	822,324			823,638
Accrued interest and other liabilities	30,064			35,469
Total noninterest-bearing liabilities	852,388			859,107
Equity	323,563			301,201
Total liabilities and equity	$3,108,844			$3,178,929
Net interest rate spread(2)			2.76%			2.08%
Net interest income		$26,726			$23,587
Net interest margin(3)			3.71%			3.18%
Net interest margin, fully taxable equivalent(4)			3.70%			3.16%

(1) Includes average outstanding balances of loans held for sale of $561,000 and $704,000 for the quarter ended March 31, 2025 and 2024, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2025	2024
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Equity attributable to Guaranty Bancshares, Inc.	$325,247	$318,498	$318,784	$308,043	$305,371
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(888)	(994)	(1,100)	(1,206)	(1,312)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$292,199	$285,344	$285,524	$274,677	$271,899
Common shares outstanding(1)	11,356,960	11,431,568	11,408,908	11,417,270	11,534,960
Book value per common share	$28.64	$27.86	$27.94	$26.98	$26.47
Tangible book value per common share(1)	25.73	24.96	25.03	24.06	23.57

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as a Percentage of Total Equity

(dollars in thousands)	March 31, 2025
Total equity(1)	$325,806
Less: net unrealized loss on HTM securities, tax effected	(21,317)
Total equity, including net unrealized loss on AFS and HTM securities	$304,489

Net unrealized loss on AFS securities, tax effected	11,614
Net unrealized loss on HTM securities, tax effected	21,317
Net unrealized loss on AFS and HTM securities, tax effected	$32,931

Net unrealized loss on securities as % of total equity(1)	10.1%
Total equity before impact of unrealized losses	$337,420
Net unrealized loss on securities as % of total equity before impact of unrealized losses	9.8%

Total average assets	$3,108,844
Total equity to average assets	10.5%
Total equity, adjusted for tax effected net unrealized loss, to average assets	9.8%

(1) Includes the net unrealized loss on AFS securities of $11.6 million, tax effected.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Total average interest-bearing deposits	$1,847,115	$1,855,713	$1,789,119
Adjustments:
Noninterest-bearing deposits	822,324	842,655	823,638
Total average deposits	$2,669,439	$2,698,368	$2,612,757

Total deposit-related interest expense	$12,877	$14,301	$14,459

Average cost of interest-bearing deposits	2.83%	3.07%	3.25%
Average cost of total deposits	1.96%	2.11%	2.23%

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per common share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss first quarter 2025 financial results on Monday, April 21, 2025 at 10:00 a.m. Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, and Shalene Jacobson, EVP and CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 p.m. Central Time the day of the call and remain available through April 30, 2025 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of March 31, 2025, Guaranty Bancshares, Inc. had total assets of $3.2 billion, total loans of $2.1 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com